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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                 SCHEDULE 13E-4

                         ISSUER TENDER OFFER STATEMENT

     (PURSUANT TO SECTION 13(E)(1) OF THE SECURITIES EXCHANGE ACT OF 1934)
                            ------------------------

                   NEW YORK STATE ELECTRIC & GAS CORPORATION

                                (Name of Issuer)

                   NEW YORK STATE ELECTRIC & GAS CORPORATION

                      (Name of Person(s) Filing Statement)

           3.75% CUMULATIVE PREFERRED STOCK, CUSIP NUMBER 649840-20-4

   4 1/2% CUMULATIVE PREFERRED STOCK (SERIES 1949), CUSIP NUMBER 649840-70-9

           4.40% CUMULATIVE PREFERRED STOCK, CUSIP NUMBER 649840-40-2

    4.15% CUMULATIVE PREFERRED STOCK (SERIES 1954), CUSIP NUMBER 649840-50-1

           4.15% CUMULATIVE PREFERRED STOCK, CUSIP NUMBER 649840-2*-5

                         (Title of Class of Securities)
                     (CUSIP Number of Class of Securities)

                              SHERWOOD J. RAFFERTY
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                   NEW YORK STATE ELECTRIC & GAS CORPORATION
                                 P.O. BOX 3287
                          ITHACA, NEW YORK 14852-3287
                                 (607) 347-4131

(Name, Address and Telephone Number of Person Authorized to Receive Notices and
          Communications on Behalf of the Person(s) Filing Statement)

  The Commission is requested to mail signed copies of all orders, notices and communications to:

                                FRANK LEE, ESQ.
                             HUBER LAWRENCE & ABELL
                                605 THIRD AVENUE
                            NEW YORK, NEW YORK 10158

                                 March 1, 1999
     (Date Tender Offer First Published, Sent or Given to Security Holders)

                            ------------------------

                           CALCULATION OF FILING FEE

                 TRANSACTION VALUATION*                                     AMOUNT OF FILING FEE
                      $23,270,000                                                  $4,654

* Solely for purposes of calculating the filing fee and computed pursuant to
Section 13(e)(3) of the Securities Exchange Act of 1934, as amended, and Rule 0-11(b)(1) thereunder, the transaction value equals the total amount of funds, excluding fees and other expenses, required to purchase all outstanding shares of each series of securities listed above pursuant to the offer described in the Offer to Purchase and
Consent Statement filed as an Exhibit hereto.

/ / Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.

Amount Previously Paid: Not applicable
Form or Registration No.: Not applicable
Filing Party: Not applicable
Date Filed: Not applicable

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ITEM 1. SECURITY AND ISSUER

    (a) New York State Electric & Gas Corporation (the "Company"), a New York corporation, is the issuer. The mailing address of the Company's principal executive office is P.O. Box 3287, Ithaca, New York 14852-3287.

    (b) Incorporated herein by reference to the information appearing on the front cover of the Offer to Purchase and Consent Statement, dated March 1, 1999, filed as Exhibit 99(a)(1) to this Issuer Tender Offer Statement on Schedule 13E-4 (the "Offer to Purchase and Consent Statement"), and to the information appearing under the captions "Terms of the Offer--Number of Shares; Purchase Prices" and "Transactions and Agreements Concerning the Shares" in the Offer to Purchase and Consent Statement.

    (c) Incorporated herein by reference to the information appearing under the caption "Price Range of Shares; Dividends" in the Offer to Purchase and Consent Statement.

    (d) The Company is the issuer and the person filing this statement.

ITEM 2. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

    (a)-(b) Incorporated herein by reference to the information appearing under the caption "Source and Amount of Funds" in the Offer to Purchase and Consent Statement.

ITEM 3. PURPOSE OF THE TENDER OFFER AND PLANS OR PROPOSALS OF THE ISSUER OR AFFILIATE

    Incorporated herein by reference to the information appearing under the caption "Purpose of the Offer; Certain Effects of the Offer" in the Offer to Purchase and Consent Statement.

ITEM 4. INTEREST IN SECURITIES OF THE ISSUER

    Incorporated herein by reference to the information appearing under the caption "Transactions and Agreements Concerning the Shares" in the Offer to Purchase and Consent Statement.

ITEM 5. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE ISSUER'S SECURITIES

    Incorporated herein by reference to the information appearing under the caption "Transactions and Agreements Concerning Shares" in the Offer to Purchase and Consent Statement.

ITEM 6. PERSONS RETAINED, EMPLOYED OR TO BE COMPENSATED

    Incorporated herein by reference to the information appearing under the caption "Fees and Expenses" in the Offer to Purchase and Consent Statement.

ITEM 7. FINANCIAL INFORMATION

    (a) Incorporated herein by reference to the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 1997 of the Company, to the financial statements included in the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, of the Company and the information appearing under the caption "Summary of Financial Information" and "Incorporation of Additional Information" in the Offer to Purchase and Consent Statement.

    (b) Not applicable.

ITEM 8. ADDITIONAL INFORMATION

    (a) Not applicable.

    (b) Not applicable.
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    (c) Not applicable.

    (d) Not applicable.

    (e) See Exhibits 99(a)(1) and 99(a)(2).

ITEM 9. MATERIAL TO BE FILED AS EXHIBITS

99(a)             (1)  Offer to Purchase and Consent Statement, dated March 1, 1999.
99(a)             (2)  Letter of Transmittal and Consent for each series of securities.
99(a)             (3)  Notice of Guaranteed Delivery and Consent.
99(a)             (4)  Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other
                       Nominees.
99(a)             (5)  Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies and
                       other Nominees.
99(a)             (6)  Advertisement, dated March 1, 1999.
99(a)             (7)  Letter to Shareholders, dated March 1, 1999.
99(a)             (8)  Press Release, dated March 1, 1999.
99(a)             (9)  Guidelines for Certification of Taxpayer Identification Number on Substitute
                       Form W-9.
99(b)                  Not applicable.
99(c)                  Not applicable.
99(d)                  Tax Opinion of Huber Lawrence & Abell.
99(e)                  Not applicable.
99(f)                  Not applicable.

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                                   SIGNATURE

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 1, 1999

                                          NEW YORK STATE ELECTRIC & GAS
                                          CORPORATION
                                          By: /s/ SHERWOOD J. RAFFERTY
                                                Sherwood J. Rafferty
                                                Senior Vice President and
                                                Chief Financial Officer
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                                 EXHIBIT INDEX

99(a)             (1)  Offer to Purchase and Consent Statement, dated March 1, 1999.
99(a)             (2)  Letter of Transmittal and Consent for each series of securities.
99(a)             (3)  Notice of Guaranteed Delivery and Consent.
99(a)             (4)  Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other
                       Nominees.
99(a)             (5)  Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies and
                       other Nominees.
99(a)             (6)  Advertisement, dated March 1, 1999.
99(a)             (7)  Letter to Shareholders, dated March 1, 1999.
99(a)             (8)  Press Release, dated March 1, 1999.
99(a)             (9)  Guidelines for Certification of Taxpayer Identification Number on Substitute
                       Form W-9.
99(b)                  Not applicable.
99(c)                  Not applicable.
99(d)                  Tax Opinion of Huber Lawrence & Abell.
99(e)                  Not applicable.
99(f)                  Not applicable.